W.D. GEHL/GEHL SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT

                                     INDEX


                                                                         Page

SECTION  1.        DEFINITIONS                                             1

SECTION  2.        SUPPLEMENTAL RETIREMENT BENEFITS                        3

SECTION  3.        PRE-RETIREMENT DEATH BENEFIT                            3

SECTION  4.        NON-COMPETITION REQUIREMENT                             4

SECTION  5.        CHANGE IN CONTROL                                       4

SECTION  6.        NO RIGHTS OF EMPLOYMENT                                 4

SECTION  7.        EMPLOYEE'S RIGHTS NON-ASSIGNABLE                        4

SECTION  8.        COMPANY NOT REQUIRED TO FUND THIS AGREEMENT             5

SECTION  9.        ADMINISTRATION                                          5

SECTION 10.        SUCCESSORS AND ASSIGNS                                  5

Signatures                                                                 5


                          WILLIAM D. GEHL/GEHL COMPANY
                   SUPPLEMENTAL RETIREMENT BENEFIT AGREEMENT


    THIS AGREEMENT, made this 15th day of December, 1995, by and between GEHL COMPANY, West Bend, Wisconsin (hereinafter referred to as the "Company"), and William D. Gehl, of Milwaukee, Wisconsin (hereinafter referred to as the "Employee"):

                              W I T N E S S E T H:

    WHEREAS, the Employee is currently employed by the Company in the capacity of President and Chief Executive Officer and in such position can contribute materially to its continued growth and development and to its future financial success; and

    WHEREAS, the Company desires to insure insofar as possible that the Company will have the benefit of the Employee's full services and executive capacities for future years;

    NOW, THEREFORE, in consideration of services rendered by the Employee to the Company, it is agreed as follows:

    Section 1. Definitions.

    (a) "Average Monthly Compensation" means one-sixtieth (1/60th) of the Employee's base salary and cash bonus from the Company for the highest five
(5) calendars years within the last ten (10) completed calendar years preceding the date of the Employee's termination of employment with the Company. In the event the Employee does not have five (5) calendar years of employment, only the number of full months from the date of hire through the December preceding termination of employment shall be used to determine Average Monthly Compensation. Cash bonus means the cash distributed to the Employee during a calendar year pursuant to Exhibit A of the Employment Agreement. Base salary and cash bonus for this purpose include any salary reduction deferrals pursuant to a cash or deferred arrangement or a cafeteria plan pursuant to Internal Revenue Code ("Code") Sections 401(k) or 125.

    (b) "Beneficiary" means the person, trust and/or other entity designated by the Employee on the form most recently filed with the Secretary of the Company prior to the Employee's death. In the event no validly designated beneficiary survives the Employee by at least one year, the Beneficiary shall be the Employee's estate. In the event the last designated beneficiary survives the Employee by more than one year, the Beneficiary shall be the estate of such last designated beneficiary.

    (c) "Disability" means a physical or mental condition which totally and presumably permanently prevents the Employee from engaging in any substantially gainful activity as determined in accordance with Section 4.03 of the Gehl Company Retirement Income Plan "B".

    (d) "Employment Agreement" means the Employee's employment agreement effective July 1, 1995.

    (e)     "Other Benefits" means the sum of:

         (i) the Employee's normal retirement age accrued monthly benefit as determined in accordance with Section 5.02(a) of the Gehl Company Retirement Income Plan "B" or its successor as in effect at the time benefits commence hereunder pursuant to
               Section 2(b).

        (ii) the monthly amount available to the Employee under the provisions of Title 11 of the Social Security Act (or its successor) as in effect on, and calculated based on his actual earnings history for Social Security benefits as of, the date benefits hereunder commence pursuant to Section 2(b) below and assuming commencement with the month following attainment of age sixty-five (65).

    (f) "Vested Percentage" means the percentage of the supplemental retirement benefit in Section 2 earned by the Employee, subject in any event to the forfeiture provision of Section 4 and the change in control provision of Section 5. The Vested Percentage is one hundred percent (100%) in any of the following circumstances:

         (i)   after the Employee completes five (5) years of Vesting Service;

        (ii)   if the Employee suffers a Disability; or

       (iii) if the Employee retires from the Company after attainment of age sixty-two (62).

In the event an Employee does not have a Vested Percentage of one hundred percent (100%), he shall receive ten percent (10%) for each complete year of Vesting Service.

    (g) "Vesting Service" means the period of the Employee's consecutive employment with the Company from November 24, 1992 through the date of termination of employment.

    Section 2. Supplemental Retirement Benefits.

    (a) The amount of the monthly supplemental retirement benefit shall be the Employee's Vested Percentage times an amount equal to:

         (i) fifty percent (50%) of the Employee's Average Monthly Compensation, less

        (ii)   the Employee's Other Benefits.

    (b) The monthly supplement shall be payable to the Employee commencing as of the first day of the month following the earlier to occur of:

         (i)   age sixty-five (65); or

        (ii) the later of termination of employment from the Company or age sixty-two (62).

The supplement shall continue to be paid to the Employee for a period of fifteen (15) years.

    (c) In the event the Employee commences receiving the supplement but dies prior to the end of the payment period, the remaining monthly payments in the fifteen (15)-year period shall be made to the Beneficiary.

    (d) In the event the Employee dies after termination of employment from the Company but prior to the commencement of benefits pursuant to (b) above, the monthly supplement calculated pursuant to subsection (a) above shall be paid to the Beneficiary for the fifteen (15)-year period commencing as of the first day of the month following the later to occur of the Employee's death or the date the Employee would have attained (or if applicable, did attain) age sixty-two (62).

    Section 3. Pre-Retirement Death Benefit.

    (a) In the event the Employee dies prior to commencement of the supplemental retirement benefit under Section 2(b) above and while employed by the Company, in lieu of any payment pursuant to Section 2 above, a pre-retirement death benefit shall be paid to the Beneficiary.

    (b) The death benefit shall be comprised of ten (10) payments, the first being due as of the last day of the month following the Employee's death. Each succeeding payment shall be made on successive anniversaries of the first payment due date.

    (c) The amount of each of the ten (10) payments shall be 3.6 times the Employee's Average Monthly Compensation as of the Employee's date of death (i.e., thirty percent (30%) of the Employee's Average Monthly Compensation annualized).

    Section 4. Non-Competition Requirement. Employee agrees that for a period of two (2) years after termination of active employment hereunder, the Employee shall not, except as permitted by the Company's prior written consent, engage in, be employed by, or in any way advise or act for, or have any financial interest in any business which is in substantial direct competition with the Company as such term is defined in the Employment Agreement. If the Employee shall fail to comply with any of the foregoing conditions, he shall forfeit all right to any payments pursuant to Section 2 hereof which would otherwise be payable to him thereafter.

    Section 5. Change in Control. Notwithstanding the definition of Vested Percentage in Section 1 hereof, an Employee shall be one hundred percent (100%) vested, subject to Section 4, in the event there is a change in control of the Company as defined in the Employment Agreement.

    Section 6. No Rights of Employment. Nothing herein contained shall be deemed to confer upon the Employee any right to continue in the employ of the Company nor to interfere with the right of the Company to terminate his employment at any time.

    Section 7. Employee's Rights Non-Assignable. Neither the Employee nor the Beneficiary shall have the power to transfer, assign, anticipate, alienate, sell, pledge, mortgage, or otherwise encumber in advance any of the payments provided in this Agreement; nor shall any of said payments nor any assets of the Company, including any insurance policies owned by the Company, be subject to attachment, garnishment or seizure for the payment of any of the recipient's debts, judgments or other obligations arising by operation of law or in the event of bankruptcy, insolvency or otherwise.

    Section 8. Company Not Required to Fund This Agreement. The Company is not obligated to set aside or credit the Employee or the Beneficiary with funds to provide for the payment of the amounts due under this Agreement, and nothing in this Agreement shall be construed as creating a trust fund of any kind for the benefit of the Employee or the Beneficiary. The Employee or Beneficiary have the status of general unsecured creditors of the Company, and this Agreement constitutes a mere promise by the Company to make future benefit payments in accordance with the terms hereof. It is the intention of the parties that this Agreement is unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended.

    Section 9. Administration. This Agreement shall be administered by the Gehl Company Compensation and Benefits Committee (herein referred to as the "Committee"). If the Employee is also a Committee member, he shall abstain from any deliberations or vote on any matter in connection with this Agreement.

    Section 10. Successors and Assigns. This Agreement shall inure to and be binding upon the successors and assigns of the Company.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Attest:                               GEHL COMPANY


M. Mulcahy                            Arthur W. Nesbitt
Its:  Secretary                       Its:  Chairman of the Board


M. Mulcahy
Witness as to William D. Gehl         William D. Gehl, Employee